EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of PDF Solutions, Inc. of our reports dated March 11, 2021 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in The Annual Report on Form 10-K PDF Solutions, Inc.'s for the years ended December 31, 2020 and 2019.

/s/ BPM LLP

San Jose, California

July 9, 2021